EXHIBIT 99.4

Better Biodiesel Appoints Senior Energy Finance Executive Steve A. Nordaker to Its Board of Directors

SALT LAKE CITY, June 20, 2007 (BUSINESS WIRE) -- Better Biodiesel, Inc. (OTCBB:BBDS), a producer of biodiesel fuel employing proprietary production technology, today announced that it has appointed Steve A. Nordaker as an independent member of its board of directors.

With about 40 years experience in energy finance and engineering, including 20 years in the energy group at JP Morgan Chase (NYSE: JPM), Mr. Nordaker will provide Better Biodiesel with added leadership in corporate finance and development.

Presently, he is senior vice president - finance for The Energy Capital Group (ECG). Houston-based ECG is a development company dedicated to building, owning, and operating gasification units for the refining, petrochemical, and fertilizer industries.

Previously, Mr. Nordaker served for 20 years with JP Morgan Chase and its predecessor entities (Chase, Chemical, and Texas Commerce Bank) through 2001 when he retired as a managing director in the firm's energy group. There, his experience included traditional banking, investment banking, project finance, acquisitions, leverage buyouts, corporate finance and capital market products.

Prior, Mr. Nordaker worked five years as manager of projects for The Frantz Company, an engineering consulting firm serving the oil refinery and petrochemical industry from 1977 to 1982. Earlier, he worked as a chemical engineer for Universal Oil Products between 1968 and 1977 where he was engaged in engineering and startup work at 17 petrochemical or refinery plant sites in five different countries.

Mr. Nordaker received a BS in chemical engineering from South Dakota School of Mines and Technology (1968), and an MBA from University of Houston (1982).

"With its feedstock versatility and production efficiencies, Better Biodiesel's technology offers tremendous potential for a worldwide energy marketplace desperately seeking cost effective alternative fuels," Mr. Nordaker said.

"Steve is a veteran energy finance executive with extensive industry experience and contacts," said Ron Crafts, Better Biodiesel chairman and chief executive officer. "His contribution will be instrumental to the company's success as Better Biodiesel moves forward into commercial production. We are delighted to have him on board."

About Better Biodiesel

Better Biodiesel has developed proprietary waterless technology that significantly reduces the costs of biodiesel production and its impact on the environment. A key environmental distinction in Better Biodiesel's production method is the absence of any caustic chemicals in the catalytic reaction process, which enables Better Biodiesel to eliminate the washing and evaporation steps necessary under customary biodiesel production processes. This proprietary technology speeds up the production timeline, increases the volume of fuel that can be made within a given time period, and reduces the amount of land needed for the production plant. Better Biodiesel's initial pilot plant is producing approximately three million gallons per year and has a total footprint of less than 160 square feet. By contrast, several acres are required for a conventional biodiesel facility of the same production capacity. Initial Company estimates indicate that Better Biodiesel can expect to achieve a 20 percent reduction in the cost of producing biodiesel fuel, and a 40 percent reduction in the cost of building its biodiesel plants as compared with conventional production methods and facilities. Better Biodiesel's objective is to become one of the world's largest producers of biodiesel. (www.betterbiodiesel.com)

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Forward-Looking Statements

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the Company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our ability to manage the future acquisitions and the expansion of operations; (2) our ability to obtain contracts with suppliers of raw materials (for our production of biodiesel fuel) and with distributors of our biodiesel fuel product; (3) the risks inherent in the mutual performance such supplier and distributor contracts (including our production performance); and (4) our ability to raise necessary financing to execute the Company's business plans.